1510 West Loop South # Houston, Texas 77027 # Main
713/850-1010 # Exec. 713-386-7000 # Fax 713/386-7070

LANDRY’S RESTAURANTS, INC. (“LNY”/NYSE)
COMPLETES SALE OF JOE’S CRAB SHACK

HOUSTON, November 17, 2006 — Landry’s Restaurants, Inc. (NYSE: LNY – News; the “Company”), one of the nation’s largest casual dining and entertainment companies, stated today it completed the previously announced sale of 120 Joe’s Crab Shack restaurants to JCS Holdings, LLC for approximately $192 million including the assumption of specified working capital liabilities. Certain locations were closed into escrow pending issuances of licenses and completion of governmental approvals which are all expected to be obtained within the next few weeks. In connection with the transaction, Landry’s will provide certain transition services for up to twelve months.

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by safe harbors created thereby. Stockholders are cautioned that all forward- looking statements are based largely on the Company’s expectations and involve risks and uncertainties, some of which cannot be predicted or are beyond the Company’s control. A statement containing a projection of revenues, income, earnings per share, same store sales, capital expenditures, or future economic performance are just a few examples of forward-looking statements. Some factors that could realistically cause results to differ materially from those projected in the forward-looking statements include ineffective marketing or promotions, competition, weather, store management turnover, a weak economy, higher interest rates and gas prices, construction at the Golden Nugget properties, negative same store sales, or the Company’s inability to continue its expansion strategy. The Company may not update or revise any forward-looking statements made in this press release.

CONTACT:	Tilman J. Fertitta Chairman, President and CEO (713) 850-1010	or	Rick H. Liem Senior Vice President and CFO (713) 850-1010